UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 19, 2005, Intersections Inc. announced that its Board of Directors has approved the acceleration of the vesting of certain unvested stock options previously awarded under the company’s 2004 Stock Option Plan. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged.

As a result of this action, options to purchase up to approximately 980,000 shares of common stock, which would otherwise have vested over the next 3 years, may become exercisable effective December 31, 2005. All of these options have exercise prices ranging from $13.00 to $17.82 per share. Based upon the closing stock price for the company’s common stock of $8.64 per share on December 16, 2005, all of these options are “under water” or “out-of-the-money”. Of the accelerated options, approximately 659,000 options are held by executive officers and approximately 23,000 options are held by non-employee directors. Outstanding options to purchase approximately 23,000 shares of Intersections’ common stock, with per share exercise prices ranging from $8.79 to $10.85, were not accelerated and remain subject to time-share vesting.

Under the recently issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), Intersections will be required to apply the expense recognition provisions beginning January 1, 2006. As a result of the acceleration, Intersections expects to eliminate anticipated stock option expense of approximately $1.6 million in each of 2006 and 2007 and approximately $650,000 in 2008 on a pre-tax basis, based upon the company’s value calculations using the Black-Scholes methodology.

Further details can be found in a copy of the press release which is furnished with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. 99.1	Description Press release dated December 19, 2005

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2005

INTERSECTIONS INC. By: /s/ Debra R. Hoopes Name: Debra R. Hoopes Title: Chief Financial Officer